Exhibit 12

Parker-Hannifin Corporation
Computation of Ratio of Earnings to Fixed Charges
(In thousands, except ratios)

	Six Months Ended
	December 31,				Fiscal Year Ended June 30,
	2014		2013		2014		2013		2012		2011		2010
EARNINGS
Income from continuing operations before income taxes and noncontrolling interests	$739,901		$819,406		$1,556,720		$1,311,001		$1,576,698		$1,413,721		$754,817
Adjustments:
Interest on indebtedness, exclusive of interest capitalized	47,152		40,448		79,845		88,668		89,888		97,009		101,173
Amortization of deferred loan costs	1,454		1,361		2,721		2,884		2,902		2,695		2,426
Portion of rents representative of interest factor	21,991		22,246		43,983		44,493		41,515		39,499		41,194
Loss (income) of equity investees	(11,188)		(1,245)		(11,141)		(247)		1,237		2,592		6,757
Amortization of previously capitalized interest	95		95		190		193		196		226		259
Income as adjusted	$799,405		$882,311		$1,672,318		$1,446,992		$1,712,436		$1,555,742		$906,626
FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized	$47,152		$40,448		$79,845		$88,668		$89,888		$97,009		$101,173
Amortization of deferred loan costs	1,454		1,361		2,721		2,884		2,902		2,695		2,426
Portion of rents representative of interest factor	21,991		22,246		43,983		44,493		41,515		39,499		41,194
Fixed charges	$70,597		$64,055		$126,549		$136,045		$134,305		$139,203		$144,793

RATIO OF EARNINGS TO FIXED CHARGES	11.32	x	13.77	x	13.21	x	10.64	x	12.75	x	11.18	x	6.26	x